Exhibit 23.1


                         Independent Auditor's Consent


The Board of Directors
Local Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated February 4, 1999, relating to the consolidated statements of financial condition of Local Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1998 and for the six months ended December 31, 1997, which report appears in the December 31, 1998 annual report on Form 10-K of Local Financial Corporation and to the reference to our firm under the heading "Experts" in the Prospectus.





Oklahoma City, Oklahoma                                       /s/ KPMG LLP
August 25, 1999